Exhibit 10.40

October 27, 2019

James R. Belardi
Trustee, Belardi 2019 Grat
2900 The Strand
Manhattan Beach, CA 90266

Dear Mr. Belardi:

Athene Holding Ltd. (the “Company”) intends to enter into a transaction involving, among other things, an exchange of shares between the Company and certain subsidiaries of Apollo Global Management, Inc., as well as the elimination of the Company’s Class B and Class M common shares (the “Transaction”). As the holder (the “Holder”) of the Class M Shares set forth on Exhibit A (the “Class M Shares”), the Company requests that you execute and return this letter agreement confirming your agreement with respect to the matters described below.

The Company and the Holder hereby agree as follows:

1.
Contemporaneous with the closing of the Transaction (the “Closing”), the Company will exchange all of the Class M Shares for the securities described on Exhibit B hereto, as set forth in more detail on Exhibit B. The Company agrees that as of the date on which the Transaction closes, the total economic value of the securities to be received by the Holder is intended to be at least equal to the value of the Class M Shares as of such date, as determined pursuant to an independent analysis performed by Duff & Phelps.

2.
The Holder hereby agrees to vote all of the Holder’s Class M Shares at the special meeting of the Company’s shareholders concerning the Transaction in favor of (i) the conversion of the series of Class M Common Shares owned by the Holder into other securities as set forth in Exhibit B and (ii) the amendment of the Bye-laws to eliminate each series of Class M Common Shares owned by the Holder and all rights relating thereto.

[SIGNATURE PAGE FOLLOWS]

If the above correctly reflects your understanding and agreement with respect to the foregoing matters, please so confirm by signing the enclosed copy of this letter agreement in the space provided below.

Sincerely,

ATHENE HOLDING LTD.

By: /s/ James R. Belardi_________

Name: James R. Belardi_________

Title: Trustee__________________

Signature Page to Class M Letter Agreement

ACKNOWLEDGED AND AGREED:

HOLDER

BELARDI 2019 GRAT

/s/James R. Belardi_______
Name: James R. Belardi
Title: Trustee

Signature Page to Class M Letter Agreement

EXHIBIT A

CLASS M SHARES

1,994,233 Class M-1 shares; 650,169.76 Class M-2 shares; and 500,000 Class M-3 shares held by the Belardi 2019 GRAT

EXHIBIT B

EXCHANGE TERM SHEET
Athene Holding Ltd.
Class M Shares Exchange Terms
The following is a summary of the principal terms of the exchange by holders of Class M Shares for (i) Class A Common Shares of Athene Holding Ltd. (“AHL”) and (ii) warrants for the purchase of Class A Common Shares of AHL taking place in connection with the closing of the transactions contemplated by the Transaction Agreement, dated as of October 27, 2019, by and among AHL, Apollo Global Management, Inc., a Delaware corporation (“AGM”), and certain others (such agreement, the “Transaction Agreement”).

1. Acceleration
In connection with the closing of the transactions contemplated by the Transaction Agreement (the “Closing”) and immediately before such Closing, all vesting conditions with respect to the outstanding unvested Class M4 and M4 Prime Awards will be accelerated, and the holder shall hold the relevant Class M4 or M4 Prime Shares subject to such awards not subject to any further vesting condition.

2. Exchange Terms
Contemporaneous with the Closing, each holder of vested Class M Common Shares will exchange such vested Class M Common Shares (the “Exchanged Shares”) for:
(A) A number of Class A Common Shares of AHL with an aggregate value equal to 5% of the fair market value of the Class M Common Shares surrendered (the “Shares”);
(B) A number of warrants to purchase Class A Common Shares of AHL at a specified exercise price, with terms calculated to produce a fair market value equal to 95% of the fair market value of the Exchanged Shares (the “Warrants”) (the foregoing, the “Exchange”).
It is intended that the value of Class A Common Shares and Warrants received in connection with the Exchange as of the Closing will be equal to the value of the Exchanged Shares as of the Closing, including substantially similar “leverage” inherent in the terms and design of the Class M Common Shares.
Fair market value will be determined as follows:
(A) For Class A Common Shares, in accordance with customary valuation methodologies to be agreed between the parties;
(B) For the Class M Common Shares, in accordance with the Duff & Phelps valuation; and
(C) For the Warrants, in accordance with the Duff & Phelps valuation.
Where any calculation would otherwise produce a fractional Class A Common Share, the results of such calculation shall be rounded up to the nearest whole number.

3. Vesting	Neither the Shares nor the Warrants shall be subject to any vesting conditions.
4. Dividend Equivalents
In the event dividends are paid with respect to Class A Common Shares prior to the exercise of a Warrant, the terms of any Warrant exercised subsequent to such dividend shall be adjusted so that, upon exercise, the holder receives an additional number of Class A Common Shares to reflect such dividends.

5. Exercise Price of Warrants
In order to provide the holder with shares and securities with an aggregate value approximately equal to the Exchanged Shares, the exercise price of the Warrants will be approximately equal to (but may not be exactly equal to) the exchange price of the Exchanged Shares.

6. Exercise of Warrants
A warrant may be exercised either by:
(A) Payment of cash purchase price equal to the exercise price for such Warrant (a “Cash Exercise”); or
(B) Surrender of warrants in exchange for a number of Class A Common Shares equal to (I) the number of Warrants surrendered, multiplied by, (II) (A) the value of Class A Common Shares on the exercise date, less (B) the exercise price of such Warrant, divided by (III) the value of Class A Common Shares on the exercise date (the foregoing, a “Cashless Exercise”).

7. Voting Rights of Warrants	Consistent with the award agreements for the Shares, Holders of Warrants will not have any voting rights unless and until they exercise their Warrants and receive Class A Common Shares.

8. Taxation of Holder
For holders who did not file an 83(b) election, such holders of unvested Class M Common Shares whose vesting period is accelerated in connection with the Exchange will recognize ordinary income in an amount equal to the fair market value of such Class M Common Shares as of the vesting acceleration date. For holders who did file an 83(b) election, the acceleration of their unvested Class M Common Shares will not be a taxable event, and such holders will not recognize any income, gain, loss or deduction as a result of such acceleration.
Following acceleration, the Exchange is expected to be tax-free to holders for US federal income tax purposes. The holding period for Shares and Warrants received in the Exchange will include the holding period for the Exchanged Shares. A holder’s basis in Class A Common Shares and Warrants received in the Exchange will equal such holder’s basis in the Exchanged Shares, and will be divided between the Shares and Warrants in accordance with the relative fair market value of each.
Following a Cash Exercise, a holder will have basis in the purchased Class A Common Shares equal to (i) the holder’s basis in the Warrants plus (ii) the amount of cash paid for the Class A Common Shares in the Cash Exercise. The holding period for Class A Common Shares purchased in connection with a Cash Exercise will begin no earlier than the day of such Cash Exercise. Accordingly, any gain recognized on a disposition of such Class A Common Shares purchased in a Cash Exercise and disposed of within one year from the date of such Cash Exercise will be subject to U.S. federal income tax as short-term capital gain.
A Cashless Exercise is expected to be tax-free to holders. Assuming this treatment is correct, the holding period for Class A Common Shares received in a Cashless Exercise will include the holder’s holding period for the Warrants, and a holder’s basis in Class A Common Shares received in such Cashless Exercise will be equal to the basis in the Warrants exchanged. If such holding period is one year or longer, upon a disposition of such Class A Common Shares, any gain or loss will be long-term capital gain or long-term capital loss, as the case may be.

9. Adjustments for Changes in Capital Structure
In the event of stock splits, stock dividends or an extraordinary corporate event affecting the capital structure of AHL, the Board of Directors of AHL will adjust the Warrants to the extent necessary to preserve the economic terms of the Warrants. No adjustment will be made for ordinary cash dividends or new issuances of securities by Athene for consideration.

10. Protective Covenants
The employee will continue to be subject to the covenants in the award agreement, including but not limited to non-competition, non-solicitation and confidentiality covenants. In addition, customary covenants regarding consistent tax reporting will be included.

11. Arbitration
In general, and consistent with the terms of the award agreements for the Shares, disputes, controversies or claims relating to the Exchange (including the terms of the Warrants) are required to be settled by binding arbitration before the American Arbitration Association (the “AAA”) in accordance with the AAA’s then existing National Rules for the Resolution of Employment Disputes. The arbitration will be conducted in the State of Delaware before a neutral arbitrator.

12. Advisors
Each holder is advised to consult with his or her personal tax, financial and legal advisors concerning the treatment of the Exchange (tax, value and otherwise), and should not rely on AHL as to such treatment.